Exhibit 10.10

“CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED”

Digital Distribution Agreement

This Digital Distribution Agreement (“Agreement”) is entered into between Naxos Digital Services US, Inc. (“Naxos”) and Beijing Kuke Music Co., Limited (“Kuke”) on the 8th day of May, 2018 covering potential future cooperation projects.

Naxos:	Naxos Digital Services US, Inc.

Registered Address:	[redacted]

Kuke:	Beijing Kuke Music Co., Limited

Registered Address:	[redacted]

Both parties mutually agree to cooperate in the following projects under the following conditions:

1.                                      Contract Term

Both Parties agree that the contract term is for eight years, from July 1st, 2018 to June 30th, 2026. In addition, both Parties further agree that the Agreement shall renew automatically commencing on July 1st, 2026 for consecutive one-year periods thereafter unless either party gives written notice to the other party of its intention not to renew at least four months prior to the end of the then-current term (each such one-year period, an “Extended Term”).

2.                                      Territory

The Authorised Operating Territory (“Territory”) is China but not including Hong Kong, Macau and Taiwan. Kuke warrants that it will use every possible way including but not limited to IP recognition to deny access from outside the Territory.

3.                                      Services and Revenue Sharing Ratio

3.1                               It is understood between the parties that Kuke will provide a variety of services to Naxos. Kuke will provide:

(a)                                 hosting services for the various Naxos digital services (Naxos Music Library, Naxos Spoken Word Library, Naxos Video Library and other services which Naxos may want to offer in the Territory). Kuke hosts these services with the services’ own domain names containing the word “Naxos” so that they can be accessed directly by consumers and education institutions. Kuke may also grant access to the services through its own website www.kuke.com, but Kuke must show the service name “Naxos Music Library”, or “Naxos Spoken Word Library” or “Naxos Video Library” on the landing page of each service,

(b)                                 digital services through its www.Kuke.com website offering subscription and downloading services of Naxos’ content.

3.2                               Educational institutions

Naxos grants Kuke the exclusive right to sell Naxos Music Library, Naxos Spoken Word Library and Naxos Video Library subscriptions to universities, conservatories, public libraries, and other educational institutions like elementary / middle / high schools, private piano and violin schools.

Revenue share will be based on gross revenue minus Public Performing Rights Royalties payable and sales tax if applicable by law. Gross revenue is what institutions or end-users pay. It will be shared as follows:

Naxos Music Library and Naxos Spoken Word Library:

Streams of content of Naxos labels:	Naxos [redacted] / Kuke [redacted]
Streams of content of Third-party labels:	Naxos [redacted] / Kuke [redacted]

Naxos Video Library:

Streams of all content:	Naxos [redacted] / Kuke [redacted]

3.3                               Individuals

Naxos grants Kuke the right to sell [redacted] and [redacted] but NOT [redacted] subscriptions to individuals through www.kuke.com. Revenue share will be based on gross revenue minus Public Performing Rights Royalties payable and sales tax if applicable by law. Gross revenue is what the individual users pay. It will be shared at the same ratio as sales to institutions listed in 3.2 above.

3.4                               Downloads

Naxos grants Kuke the non-exclusive right to offer content of the following five labels on www.kuke.com for downloading: [redacted], [redacted], [redacted], [redacted] and [redacted]. Revenue will be shared between Naxos and Kuke equally, that is, Naxos [redacted] / Kuke [redacted].

3.5                               Pricing

Pricing of all services listed above must first be agreed by Naxos before publicising to end-users. Price structure is detailed in Addendum A to this Agreement.

4.                                      Warranties

4.1                               Both parties warrant that they have full rights to enter into this Agreement and execute the responsibilities stated herein.

4.2                               Naxos warrants that it owns all rights to the Naxos content though it may not own the rights to the compositions contained in the content, for example, compositions by living composers or composers who passed away within the last fifty years. Such compositions are still in copyright. As stated in clause 4.5 below, Kuke must first obtain a licence from the relevant authority in China before offering in-copyright music on its platform, if applicable. Kuke will defend, indemnify and hold harmless Naxos from and against any and all third party claims, actions, damages, liabilities, losses, costs and expenses {including reasonable legal expenses and counsel fees) arising out of or in connection with the use of compositions which are in-copyright without a licence, if applicable. Naxos reserves the right to withdraw some or all content if it believes it is appropriate to do so to avoid any potential legal action from third parties regardless of whether or not there has been notice of any potential action given to Naxos and regardless of the potential outcome of any such action were it to be pursued. Kuke guarantees that it will, within three working days from the day it receives such notice from Naxos, remove the content concerned from all websites, including third party’s websites that has licensed such content from Kuke.

4.3                               Naxos agrees to have content of owned labels and, subject to third-party labels’ consent, their content as well to reside on Kuke’s servers. Kuke warrants to Naxos that it will provide high performance guarantee to subscribers of these services. Kuke will also provide customer service and support to subscribers.

4.4                               Kuke warrants that on the day this Agreement is signed or prior to that day it holds all necessary valid and recognized licence(s) issued by the government of China allowing it to carry out all the services outlined in this Agreement.

4.5                               Kuke must obtain a licence from the mainland China mechanical copyright and performing rights societies (equivalent to CASH in Hong Kong). Until such a licence has been granted to Kuke, Kuke can only grant access to copyright-free content.

4.6                               Kuke warrants that

(a)                                 it shall display the following words or such other words as shall be advised from time to time by Naxos on all web pages, and on any online or streaming components of its own website(s) and shall oblige all other third parties using Naxos’ content to do the same:

Copyright persists in all recordings, texts, photographs and artwork ℗ and © Naxos Rights US, Inc. All rights reserved.

(b)                                 it shall give credit to the labels and artists participating in the recordings by displaying the names of labels and artists correctly, and shall oblige all other third parties to do the same.

4.7                               Kuke further warrants that when this Agreement terminates for whatever reason, Kuke will, without any condition, immediately transfer all domain names carrying the word “Naxos”, including but not limited to the name “Naxos.cn” to Naxos and cease using these domain names or the name “Naxos” to operate or carry out further businesses.

5.                                      Report and Payment

5.1                               Kuke is required to send monthly sales report on the previous month to Naxos at the beginning of each month and pay Naxos no later than the tenth (10th) of each month to a designated bank account in the United States supplied by Naxos from time to time.

5.2                               Kuke will pay Naxos in US dollars and send the sum to the following bank account:

[redacted]

5.3                               Kuke will pay Naxos’ share of revenue on all sales monthly.

6.                                      Audit

6.1                               Naxos may audit the accounts of Kuke and Kuke agrees to keep accurate and complete records for auditing purposes. Naxos will give Kuke ten days’ written notice of its intent to audit Kuke’s accounts. Should the audit reveal a shortfall greater than [redacted]%, Kuke will bear the cost of the audit and Naxos shall have the right to terminate this agreement forthwith. Should the audit reveal a shortfall smaller than [redacted]%, Naxos will bear the cost of the audit. Kuke should also ensure that there is a similar clause in all agreements signed between Kuke and any other third party in relation to the distribution of Naxos’ content.

6.2                               Kuke agrees to grant Naxos access to Kuke’s users’ data and usage statistics including but not limited to music publishers, streaming and downloading of Naxos’ content and third-party labels’ content supplied by Naxos.

7.                                      Minimum Licence Fee

Kuke agrees to the following minimum licence fees set for each of the following periods (“Licence Period”) by Naxos. These figures refer to the net amount to be received by Naxos. Naxos has the right to terminate the Agreement within 60 days after the end of each Licence Period should Kuke fail to pay the minimum licence fee of the relevant Licence Period with an allowable variance of [redacted]%. The minimum licence fees for the Extended Terms are subject to re-negotiation by both parties in good faith.

First Licence Period	July 1st, 2018 to June 30th, 2019	[redacted]
Second Licence Period	July 1st, 2019 to June 30th, 2020	[redacted]
Third Licence Period	July 1st, 2020 to June 30th, 2021	[redacted]
Fourth Licence Period	July 1st, 2021 to June 30th, 2022	[redacted]

Fifth licence Period	July 1st, 2022 to June 30th, 2023	US$ [redacted]
Sixth Licence Period	July 1st, 2023 to June 30th, 2024	US$ [redacted]
Seventh Licence Period	July 1st, 2024 to June 30th, 2025	US$ [redacted]
Eighth Licence Period	July 1st, 2025 to June 30th, 2026	US$ [redacted]

8.                                      Tax

Both parties will be responsible to pay tax according to law.

9.                                      Others

9.1                               Content to be supplied by Naxos on hard discs or DVDR or via FTP site in WAV format. Kuke guarantees to delete all content from Kuke’s servers and any other storage at the end of the contract term if not renewed or when the contract is terminated earlier for whatever reason. Kuke further guarantees that such content will not be used or supplied to any third-party including end-users.

9.2                               Kuke agrees that it does not have the right

(a)                                 to change or adapt the Content supplied by Naxos, except with respect to duration of any music pieces for sampling, demonstration or previewing purposes,

(b)                                 to assign this Agreement to other company / organization / individual.

9.3                               All rights other than those specifically granted herein are reserved by Naxos.

9.4                               This Agreement can be terminated immediately if one of the parties breaches any material term or condition of this Agreement and does not take necessary action to rectify the breach within twenty-one days from the day it receives notification from the other party. The termination notice will be in writing and delivered by registered post.

9.5                               This Agreement may be terminated immediately by Naxos serving notice on Kuke that the Agreement is terminated (“the Termination notice”), such termination to be effective from the delivery of notice to the registered office of Kuke or its place of business, should Kuke

(a)                                 be placed in administration or receivership or go bankrupt,

(b)                                 appoint or have appointed an Administrator, Receiver or Trustee in Bankruptcy or,

(c)                                  appoint or have appointed a Receiver or Conservator for any property of the Licensee,

(d)                                 commit an act of insolvency or bankruptcy.

9.6                               All terms and conditions in this Agreement cannot be changed without the consent of both parties in writing and signed by authorised officers of both parties.

9.7                               The Parties acknowledge that nothing in this Agreement shall be construed as creating a partnership or joint venture. If any of the terms and conditions or provisions of this Agreement are determined invalid, unlawful or unenforceable to any extent, such term, condition or provision shall be severed from the remaining terms, conditions and provisions which shall continue to be valid to the fullest extent permitted by law. The illegality, invalidity or unenforceability of any provision in this Agreement under any law shall not affect its legality, validity or enforceability under any other law nor the legality, validity or enforceability of any other provisions of this Agreement.

Any waiver by Naxos of any terms or conditions of this Agreement shall not affect any of Naxos’ rights under this Agreement nor shall it at the same time be deemed a waiver by Naxos of any continuing breach of the term or condition or breach of other terms or conditions of this Agreement or subsequent breach of such term or condition.

9.8                               This Agreement has been entered into in the State of Nevada. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Tennessee without giving effect to any choice or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction).

Any legal suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted in the federal courts of the United States of America or the courts of the State of Tennessee in each case located in the City of Nashville and County of Davidson, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.9                               Immediately after this Agreement comes into effect on July 1st, 2018, this Agreement immediately supersedes the Digital Distribution Agreement previously signed between Naxos Digital Services US, Inc. and Beijing Cathay Orient Information Technology Company Limited dated August 31st, 2015.

9.10                        This Agreement has been translated into Chinese. If there is any inconsistency or ambiguity between the English version and the Chinese version, the English version shall prevail.

(Signature page below)

For and on behalf of Naxos Digital Services US, Inc.

/s/ Klaus Heymann
Klaus Heymann
Title: Chairman

9th May, 2018
Date:

For and on behalf of Beijing Kuke Music Co. Limited

/s/ Yu He
Yu He
Title: Chairman

Date:

Addendum A to Digital Distribution Agreement between Naxos and Kuke

Proposed retail price structure

Price structure to be reviewed every twelve months and to be adapted to changing market conditions.

Naxos Music Library

Monthly subscription:	Not less than RMB [redacted]
Annual subscription:	Not less than RMB [redacted]

Naxos Spoken Word Library

Monthly subscription:	Not less than RMB [redacted]
Annual subscription:	Not less than RMB [redacted]

Naxos Video Library

Annual subscription:	Not less than RMB [redacted]

Downloads

Not less than RMB [redacted] per track up to 5 minutes

Not less than RMB [redacted] per track from 5 minutes 1 second to 10 minutes

Not less than RMB [redacted] per track from 10 minutes 1 second to 15 minutes

Not less than RMB [redacted] for tracks longer than 15 minutes

Not less than RMB [redacted] for a complete album